UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

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General Dynamics Corporation

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SUPPLEMENT DATED APRIL 23, 2021
TO THE PROXY STATEMENT FOR THE
ANNUAL MEETING OF GENERAL DYNAMICS CORPORATION
TO BE HELD MAY 5, 2021

Explanatory Note

This supplement to the Proxy Statement dated March 25, 2021 (the “Original Proxy Statement”) of General Dynamics Corporation (the “Company”) updates the Original Proxy Statement as follows:

-	Updates and replaces each statement from the Original Proxy Statement set forth below that includes “net debt.”

-	Adds a footnote to each such statement to refer to Appendix A.

-	Updates “Appendix A: Use of Non-GAAP Financial Measures” to include the information set forth below.

The Company’s Original Proxy Statement inadvertently omitted: the most directly comparable GAAP metric in places where “net debt” was referenced; footnotes referring to the reconciliation of net debt to the most directly comparable GAAP metric; and the corresponding information in Appendix A.

References to “Net Debt” in the Original Proxy Statement

Each of the sentences or other references set forth below, as included on the respective pages of the Original Proxy Statement, is revised and replaced as follows:

-	Page 1: “Our total debt at the end of 2020 was $13 billion compared with $11.9 billion at year-end 2019, while our net debt* at the end of 2020 was $10.2 billion compared with $11 billion at year-end 2019. Although our total debt increased by $1.1 billion, our $1.9 billion increase in cash and equivalents resulted in a reduction to net debt* of $854 million. In addition, we increased our dividend by 8%, marking the 23rd consecutive year of annual increases.”

-	Page 42:

cash and equivalents increase
$1.9 billion

offsetting total debt increase
$1.1 billion

reduction in net debt*
$854 million

-	Page 56: “Ended 2020 with total debt of $13 billion and cash and equivalents of $2.8 billion, compared with total debt of $11.9 billion and cash and equivalents of $902 million at year-end 2019, to achieve an $854 million reduction in net debt*.”

-	Page 59: “Ended 2020 with total debt of $13 billion and cash and equivalents of $2.8 billion, compared with total debt of $11.9 billion and cash and equivalents of $902 million at year-end 2019, to achieve an $854 million reduction in net debt* to approximately $10 billion at year-end.”

* See Appendix A for a discussion of this non-GAAP measure.

Appendix A: Use of Non-GAAP Financial Measures

Net Debt. We define net debt as short- and long-term debt (total debt) less cash and equivalents. We believe net debt is a useful measure for investors because it reflects the borrowings that support our operations and capital deployment strategy. We use net debt as an important indicator of liquidity and financial position. The following table reconciles net debt with total debt:

Year Ended December 31	2020	2019
Total debt	$12,998	$11,930
Less cash and equivalents	2,824	902
Net debt	$10,174	$11,028